Exhibit 16.1

KABANI & COMPANY, INC. LETTERHEAD

October 31, 2007

Securities and Exchange Commission
Washington, DC 20549

Re: Yarraman Winery, Inc.

Ladies and Gentlemen:

We have read the statements that we understand Yarraman Winery, Inc. will include under Item 4.01 of the Form 8-K report, dated September 20, 2007, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ Kabani & Company, Inc.